UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2009

WESTWAY GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52642	20-4755936
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

365 Canal Street, Suite 2900 New Orleans, LA		70130
(Address of Principal Executive Offices)		(Zip Code)

(504) 636-4245

(Registrant’s telephone number, including area code)

Shermen WSC Acquisition Corp.

c/o The Shermen Group, 230 Park Avenue, Suite 1000, New York, NY 10169

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on the current expectations and projections  of Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) (the “Company”) about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the Company’s other SEC filings.

Item 1.01. Entry into a Material Definitive Agreement

On November 25, 2008, the Company entered into a transaction agreement, as amended and restated as of May 1, 2009 (as so amended and restated, the “Transaction Agreement”), with ED&F Man Holdings Limited (“ED&F Man”), Westway Holdings Corporation (“Holdings”) and certain other parties. Pursuant to the Transaction Agreement, the Company acquired the Westway bulk liquid storage and liquid feed supplements businesses of ED&F Man in exchange for shares of the Company’s common and preferred stock and cash (the “Business Combination”).

The Business Combination was consummated on May 28, 2009. The material terms of the Transaction Agreement, as well as a description of the Business Combination, have been previously disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on May 14, 2009 (the “Proxy Statement”) in the sections entitled “Proposal No. 1. The Transaction Agreement Proposal” beginning on page 55, “Background of the Business Combination” beginning on page 178, “Factors Considered in Approving the Business Combination” beginning on page 184 and “The Transaction Agreement” beginning on page 199, all of which are herein incorporated by reference.

Prior to the closing of the Business Combination, the Company was a “blank check” company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the agriculture industry.

The Company’s stockholders approved the Business Combination at the annual meeting of the Company’s stockholders held on May 26, 2009 (the “Annual Meeting”). In addition to approving the Business Combination at the Annual Meeting, the Company’s stockholders also approved an amendment and restatement of the Company’s certificate of incorporation (the “Restated Certificate”). A description of the Restated Certificate has been previously disclosed in the Proxy Statement in the section entitled “Proposal No. 2. The Certificate of Incorporation Amendment Proposal,” which is incorporated herein by reference.

The Business Combination was effected by mergers between wholly-owned subsidiaries of ED&F Man and the Company and by the Company’s purchase of the equity securities of ED&F Man’s other subsidiaries that engage in the bulk liquid storage and liquid feed supplements businesses of ED&F Man. We refer to these bulk liquid storage and liquid feed supplements businesses collectively as “Westway” or the “Westway Business.” Upon the closing of the Business Combination, all of the direct and indirect subsidiaries of ED&F Man that engaged in the Westway Business became wholly-owned subsidiaries of the Company; ED&F Man and its affiliates became the Company’s largest stockholder, owning 49.5% of the Company’s outstanding common stock and 100% of the Company’s Series A Preferred Stock, a portion of which was deposited into escrow for release upon the achievement of earnings and stock prize targets, par value $0.0001 per share (the “Series A Preferred Stock”); and the Company changed its name to “Westway Group, Inc.”

Pursuant to the Transaction Agreement, the Company entered into a number of additional documents in connection with the Business Combination, including those described below.

Stock Escrow Agreement

In connection with the Business Combination, on May 28, 2009, the Company, Holdings, Shermen WSC Holding LLC (the “Founder”) and Continental Stock Transfer & Trust Company (the “Escrow Agent”), entered into a stock escrow agreement (the “Stock Escrow Agreement”), pursuant to which, among other things, the Company delivered to the Escrow Agent for deposit into an escrow account approximately 12.2 million newly-issued shares of Series A Preferred Stock issued to Holdings as part of the consideration for the Business Combination. In addition, six months after the closing of the Business Combination, approximately 1.0 million shares of the Company’s common stock owned by the Founder, which would otherwise have been released from escrow, will be transferred, subject to certain exceptions, to the escrow account established under the Stock Escrow Agreement in accordance with irrevocable instructions provided by the Founder to the escrow agent with which such shares are currently deposited. The material terms of the Stock Escrow Agreement, as well as descriptions of any material relationships between the Company or its affiliates and any of the counterparties to the Stock Escrow Agreement (other than in respect of such agreement), have been previously disclosed in the Proxy Statement in the sections entitled “Other Agreements and Documents—Stock Escrow Agreement” and “Certain Relationships and Related Transactions,” which are incorporated herein by reference.

Stockholder’s Agreement

In connection with the Business Combination, on May 28, 2009, the Company and Holdings entered into a stockholder’s agreement (the “Stockholder’s Agreement”). The material terms of the Stockholder’s Agreement, as well as descriptions of any material relationships between the Company or its affiliates and any of the counterparties to the Stockholder’s Agreement (other than in respect of such agreement), have been previously disclosed in the Proxy Statement in the sections entitled “Other Agreements and Documents—Stockholder’s Agreement” and “Certain Relationships and Related Transactions,” which are incorporated herein by reference.

Registration Rights Agreement

In connection with the Business Combination, on May 28, 2009, the Company, Holdings and certain employees of ED&F Man and its affiliates entered into a registration rights agreement (the “Registration Rights Agreement”). The material terms of the Registration Rights Agreement, as well as descriptions of any material relationships between the Company or its affiliates and any of the counterparties to the Registration Rights Agreement (other than in respect of such agreement), have been previously disclosed in the Proxy Statement in the sections entitled “Other Agreements and Documents—Registration Rights Agreement” and “Certain Relationships and Related Transactions,” which are incorporated herein by reference.

Molasses Supply Agreement

In connection with the Business Combination, on May 28, 2009, Westway Feed Products LLC, a subsidiary of the Company, and ED&F Man Liquid Products Corporation entered into a molasses supply agreement (the “Molasses Supply Agreement”). The material terms of the Molasses Supply Agreement, as well as descriptions of any material relationships between the Company or its affiliates and any of the counterparties to the Molasses Supply Agreement (other than in respect of such agreement), have been previously disclosed in the Proxy Statement in the sections entitled “Other

Agreements and Documents—Molasses Supply Agreement” and “Certain Relationships and Related Transactions,” which are incorporated herein by reference.

Storage Strategic Alliance Agreement

In connection with the Business Combination, on May 28, 2009, Westway Terminal Company LLC, a subsidiary of the Company, and ED&F Man entered into a storage strategic alliance agreement (the “Storage Strategic Alliance Agreement”). The material terms of the Storage Strategic Alliance Agreement, as well as descriptions of any material relationships between the Company or its affiliates and any of the counterparties to the Storage Strategic Alliance Agreement (other than in respect of such agreement), have been previously disclosed in the Proxy Statement in the sections entitled “Other Agreements and Documents—Storage Strategic Alliance Agreement and Terminal Service Agreement” and “Certain Relationships and Related Transactions,” which are incorporated herein by reference.

Shared Services Agreement

In connection with the Business Combination, on May 28, 2009, the Company and ED&F Man entered into a shared services agreement (the “Shared Services Agreement”). The material terms of the Shared Services Agreement, as well as descriptions of any material relationships between the Company or its affiliates and any of the counterparties to the Shared Services Agreement (other than in respect of such agreement), have been previously disclosed in the Proxy Statement in the sections entitled “Other Agreements and Documents—Shared Services Agreement” and “Certain Relationships and Related Transactions,” which are incorporated herein by reference.

Letter Agreement

In connection with the Business Combination, on May 26, 2009, the Company entered into a letter agreement (the “Letter Agreement”) with the Founder, Terminal Merger Sub LLC, Feed Merger Sub LLC, ED&F Man, Holdings, Westway Terminal Company Inc. and Westway Feed Products, Inc. The terms of the Letter Agreement include the following:

•                  waivers by the Company and the other parties therto of various conditions to the closing of the Business Combination, including execution and delivery of the stock exchange agreement and the proxy agreement attached as exhibits to the Transaction Agreement (neither of which was executed and delivered), and as a result the Founder will not be exchanging 1,100,000 shares of the Company’s common stock as contemplated in the stock exchange agreement;

•                  the consent of ED&F Man to the purchase by the Company of up to 2,514,369 shares of the Company’s common stock in privately negotiated transactions at a purchase price per share not to exceed $6.00 and the agreement of the Company and ED&F Man that the number of shares of Series A Preferred Stock to be authorized in the Restated Certificate would be 33,000,000, as opposed to 30,000,000;

•                  the agreement of the Company to execute a guarantee in favor of Forth Ports plc and a deed of indemnity in favor of ED&F Man, in each case with respect to certain premises leased by a subsidiary of the Company;

•      an agreement of the Company to execute a letter agreement with ED&F Man Treasury Management plc, an affiliate of ED&F Man (“ED&F Treasury”), setting out, among other things, the basis upon which an incremental $1.0 million foreign exchange facility, an incremental $5.0 million foreign currency overdraft facility and a facility for standby and documentary letters of credit, bonds and guarantees will be made available to the Company and its subsidiaries;

•                  the Founder’s agreement to return to the Company for cancellation 3,266,608 shares of the Company’s common stock, of which 1,875,000 shares would be cancelled and no longer subject to release upon the achievement by the Company of earnings and stock price targets, pursuant to the Stock Escrow Agreement; and

•                  the agreement of the Company to cause its board of directors to declare the special dividend referred to in the Transaction Agreement with a record date that is no fewer than three nor more than five calendar days after the closing of the Business Combination was waived, provided that the record date would be no later than June 8.

Interim Facility Agreement

See Item 2.03 of this Current Report on Form 8-K, which is incorporated herein by reference.

Stock Purchase Agreements

On May 26, 2009, the Company entered into two stock purchase agreements, pursuant to which the Company agreed to purchase shares of its common stock from existing stockholders. Each of these stock purchase agreements (the “Stock Purchase Agreements”) contains customary representations, warranties and covenants by the Company, on one hand, and the respective counterparties to such agreements, on the other hand.

The foregoing descriptions of the Transaction Agreement, Stock Escrow Agreement, Stockholder’s Agreement, Registration Rights Agreement, Molasses Supply Agreement, Storage Strategic Alliance Agreement, Shared Services Agreement, Letter Agreement, Interim Facility Agreement and Stock Purchase Agreements (the “Material Agreements”), do not purport to describe all of the terms of such agreements and are qualified in their entirety by reference to the complete text of the Material Agreements, which are filed or incorporated by reference as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01. Completion of an Acquisition or Disposition of Assets

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, regarding the Business Combination, which is incorporated herein by reference. The following information pertains to the Company, and its business and securities, after giving effect to the consummation of the Business Combination.

Business

The business of the Company is described in the Proxy Statement in the section entitled “Information About the Companies” beginning on page 118, which is incorporated herein by reference.

Risk Factors

Risks associated with the Company’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 31, which is incorporated herein by reference.

Financial Information

Selected financial information and management’s discussion of financial condition and results of operation of the Company is included in the Proxy Statement in the sections entitled “Selected Historical Financial Data and Summary Unaudited Pro Forma Condensed Combined Financial Information—Westway Financial Data” beginning on page 25, “Selected Historical Financial Data and Summary Unaudited Pro Forma Condensed Combined Financial Information—Shermen Financial Data” beginning on page 27, “Our Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 140, and “Westway’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 144, which are incorporated herein by reference. See also Item 9.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Properties

The Company’s corporate headquarters are located at 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130. The Company’s properties are described in the Proxy Statement in the sections entitled “Information About the Companies—Westway—Bulk Liquid Storage Business—Property and Facilities”

beginning on page 129 and “Information About the Companies—Westway—Liquid Feed Supplements—Property and Facilities” beginning on page 135, which are incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table indicates the stockholders who have reported beneficial ownership of more than 5% of (a) the outstanding shares of Class A Common Stock of the Company, (b) the outstanding shares of Class B Common Stock of the Company and (c) the outstanding shares of the Company’s common stock as of June 1, 2009 (other than the Company’s officers or directors). This table excludes holdings of stockholders whom the Company understands have elected to convert their shares into the right to receive a portion of the trust account established in connection with the Company’s initial public offering. Except as described herein, the amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is determined to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock	Percent of Class A Common Stock(1)	Amount and Nature of Beneficial Ownership of Class B Common Stock	Percent of Class B Common Stock(2)	Percent of Total Shares of Common Stock
ED&F Man Holdings Limited (3) Hays Lane Cottons Centre, London SE1 2QE, England	—	—	12,624,003	100%	49.5%
David M. Knott (4) 4485 Underhill Boulevard, Suite 205 Syosset, New York 11791	2,000,000	15.5%	—	—	7.8%

(1)                                  The percentage of ownership is based on 12,879,033 shares of the Company’s Class A Common Stock outstanding as of June 1, 2009 reflecting (a) the conversion of 9,189,990 shares of the Company’s Class A Common Stock into the right to receive a portion of the Company’s trust account established in connection with its initial public offering, (b) the repurchase by the Company of 2,514,369 shares of its Class A Common Stock (c) the cancellation by the Company of 3,266,608 shares previously held by Founder and (d) the issuance to Lazard Capital Markets of 100,000 shares of Class A Common Stock.   The number of shares of Class A Common Stock outstanding does not include 1,000,000 shares of Class A Common Stock issued to Founder and held in escrow pursuant to the Stock Escrow Agreement to be released upon achievement of earnings or share price targets.

(2)          The percentage of ownership is based on 12,624,003 shares of the Company’s Class B Common Stock outstanding as of June 1, 2009.

(3)         Shares held directly by Westway Holdings Corporation and do not include 30,886,830 shares of Series A Preferred Stock of the Company which are not convertible into common stock within 60 days of June 1, 2009.

(4)         Based on a Schedule 13G filed by Mr. Knott and Dorset Management Company on May 26, 2009.

The following table shows certain information regarding the amount of the Company’s Class A Common Stock beneficially owned as of June 1, 2009 by (a) the members of the board of directors of the Company; (b) the Company’s chief executive officer and the four other executive officers (collectively, the “Named Executive Officers”); and (c) the Company’s directors and executive officers as a group.

Name and Address (1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class A Common Stock(3)	Percent of Total Common Stock(4)
Francis P. Jenkins, Jr. (5)	540,000	4.19%	2.1%
G. Kenneth Moshenek (6)	137,052	1.0%	*
John E. Toffolon, Jr. (7)	56,182	*	*
Peter J.M. Harding	582,569	4.6%	2.3%
Philip A. Howell	—	*	*
James B. Jenkins	—	*	*
Gregory F. Holt	—	*	*
Thomas Masilla	—	*	*
Scott MacKenzie	—	*	*
Bryan Shoemaker	61,581	*	*
Wayne N. Driggers	103,582	*	*
All Directors and Executive Officers as a Group (11 persons)(8)	1,480,966	11.5%	5.8%

*	Less than 1%.

(1)	Unless otherwise noted, each person’s address is in care of Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130.

(2)

For purposes of this security ownership table, beneficial ownership includes currently exercisable options and options exercisable within 60 days after June 1, 2009. Except as otherwise noted below, all shares of common stock, vested options and all restricted stock are owned beneficially by the individual listed with sole voting and/or investment power.

(3)

The percentage class is calculated by dividing the number of shares deemed to be beneficially held by such stockholder as of June 1, 2009, as determined in accordance with Rule 13d-3 of the Exchange Act by 12,879,033 which is the number of shares of Class A Common Stock outstanding as of June 1, 2009 (which excludes 1,000,000 shares of Class A Common Stock deposited in escrow which will be released upon the Company’s achievement of certain earnings and share price targets).

(4)

The percentage class is calculated by dividing the number of shares deemed to be beneficially held by such stockholder as of June 1, 2009, as determined in accordance with Rule 13d-3 of the Exchange Act; by (2) the sum of (A) 25,503,036 which is the number of shares of common stock outstanding as of June 1, 2009.

(5)

Includes 540,000 shares of Class A Common Stock held by Founder, over which Mr. Francis Jenkins, Jr. has sole voting and dispositive power. Does not include warrants to purchase 4,114,286 shares of Class A Common Stock exercisable within 60 days of June 1, 2009, 1,000,000 shares of Class A Common Stock deposited in escrow to be released upon the achievement by the Company of earnings and share price targets (the “Escrow Shares”) or 857,142 shares of Class A Common Stock currently held in escrow which Founder has agreed to transfer to an unaffiliated third party (the “Third-Party Shares”). If the warrants described above were included, Mr. Jenkins would beneficially own 27.4% of the outstanding Class A Common Stock of the Company and 15.7% of the Common Stock of the Company, which reflects the inclusion of the shares underlying such warrants in the number of shares outstanding for the purpose of such calculations.

(6)

These shares represent the portion of the shares of Class A Common Stock owned by Founder that are allocated to Mr. Moshenek’s capital account (other than the Escrow Shares or the Third-Party Shares). Mr. Moshenek is a member of Founder, but does not have the right to vote or dispose of such shares. Accordingly, Mr. Moshenek disclaims beneficial ownership of such shares.

(7)

These shares represent the 28,750 shares of Class A Common Stock that Mr. Toffolon directly owns and the portion of the shares owned by Founder that are allocated to Mr. Toffolon’s capital account (other than the Escrow Shares and the Third-Party Shares). Does not include warrants to purchase 1,100,000 shares of Class A Common Stock exercisable within 60 days of June 1, 2009. Mr. Toffolon is a member of Founder, but does not have the right to vote or dispose of the portion of the shares owned by Founder that are allocated to his capital account. Accordingly, Mr. Toffolon disclaims beneficial ownership of such shares. If the warrants described above are included, Mr. Toffolon would beneficially own 8.3% of the outstanding Class A Common Stock of the Company and 4.44% of the outstanding Common Stock of the Company, which reflects the inclusion of the shares underlying such warrants in the number of shares outstanding for the purpose of such calculation.

(8)

Includes 1,480,966 shares of Class A Common Stock of the Company. Does not include warrants to purchase 5,214,286 shares of Class A Common Stock, the Escrow Shares and the Third-Party Shares. If such warrants were included, all directors and executive officers would beneficially own 37% of the outstanding Class A Common Stock of the Company and 21.8% of the outstanding  Common Stock of the Company which reflects the inclusion of the shares underlying such warrants for the purposes of such calculation.

Directors and Executive Officers

Information about the Company’s executive officers and directors is set forth in the Proxy Statement in the sections entitled “Proposal No. 3. The Election of Directors Proposal” beginning on page 79 and “Corporate Governance” beginning on page 83, which are herein incorporated by reference.

Executive Compensation

Information about executive compensation is set forth in the Proxy Statement under the sections entitled “Director Compensation” beginning on page 90, “Executive Compensation” beginning on page 91 and “Certain Relationships and Related Transactions” beginning on page 107.

Certain Relationships and Related Transactions, and Director Independence

A description of certain relationships and related transactions is set forth in the Proxy Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 107.

Following completion of the Business Combination, the Company’s board of directors determined that Messrs. Francis Jenkins, Jr., Moshenek, Toffolon and Holt, who together represent a majority of the Company’s board following the transaction, satisfy the independence requirements of the NASDAQ Stock Market to the extent the Company would otherwise be eligible for listing on the NASDAQ Stock Market. Such determination was made by the board of directors after taking into account all relevant transactions and relationships between each director on the one hand and the Company, the Company’s executive officers and the Company’s independent registered public accounting firm on the other hand, as well as applicable securities laws and regulations.

Legal Proceedings

The Company is not involved in any legal proceedings which are anticipated to have a material effect on its business, financial position, results of operations or liquidity, nor is the Company aware of any proceedings that are pending or threatened which may have a material effect on its business, financial position, results of operations or liquidity. From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business operations.

Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters

Information about the market price and dividends in connection with the Company’s securities is set forth in the Proxy Statement in the section entitled “Market Price and Dividend Information” beginning on page 117.

Recent Sales of Unregistered Securities

See Item 3.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

Description of the Company’s Securities to be Registered

A description of the Company’s securities can be found in the Proxy Statement in the section entitled “Proposal No. 2. The Certificate of Incorporation Amendment Proposal—Description of Securities Following the Closing” beginning on page 67, which is herein incorporated by reference.

Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision of the Company’s amended and restated certificate of incorporation providing for the foregoing indemnification by the stockholders of the Company will not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, will indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the amended and restated certificate of incorporation will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the amended and restated certificate of incorporation.

Financial Statements and Supplementary Data

See Item 9.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Financial Statements and Exhibits

See Item 9.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To facilitate the Business Combination and for other purposes, including working capital and capital expenditures, the Company and ED&F Treasury entered into an interim facility agreement on May 28, 2009 (the “Facility Agreement”). Under the Facility Agreement, ED&F Treasury agreed to make revolving credit loans to the Company and Westway Holdings Netherlands BV, a wholly owned indirect subsidiary of the Company (“Westway Netherlands”), from and after the closing of the Business Combination in an aggregate principal amount at any time outstanding of up to $100.0 million. The Company’s obligations under the Facility Agreement are unsecured. The terms of the Facility Agreement include the following:

•                  the interest rate is the one-month London Interbank Offered Rate, or LIBOR, plus 3.5% per year;

•                  the revolving credit loans, together with all interest accrued thereon, are due and payable in full the first business day that is two years after the date of the closing of the Business Combination, whichever is earlier;

•                  amounts outstanding may be prepaid without penalty;

•      a commitment fee of 1.4% per year on the daily undrawn amount of the revolving credit loans, which fee is due on the first business day that is 30 days or more from the date of the closing of the Business Combination;

•      a closing fee of $1.5 million payable 180 days after closing if the facility is still in place at that time; and

•      customary covenants of the Company, including a guarantee by the Company in respect of any unpaid amounts due and payable by Westway Netherlands pursuant to the Facility Agreement.

The Company and ED&F Treasury also agreed to continue to negotiate a permanent facility agreement to replace the Facility Agreement as soon as reasonably practicable. The foregoing description of the Facility Agreement does not purport to describe all of the terms of the Facility Agreement and is qualified in its entirety by reference to the complete text of the Facility Agreement, which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

As of the closing of the Business Combination on May 28, 2009, the outstanding balance under the Facility Agreement was approximately $45.6 million. The Company borrowed an additional $10.5 million under the Facility Agreement to pay a portion of the net purchase price in the Business Combination and certain expenses associated with the transaction.

On May 28, 2009, the Company and ED&F Treasury also entered into a letter agreement setting out, among other things, the basis upon which an incremental $1.0 million foreign exchange facility, an incremental $5.0 million foreign currency overdraft facility and a facility for standby and documentary letters of credit, bonds and guarantees will be made available to the Company and its subsidiaries. The foregoing description of the letter agreement does not purport to describe all of the terms of the letter agreement and is qualified in its entirety by reference to the complete text of the letter agreement, which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02. Unregistered Sale of Equity Securities

At the closing of the Business Combination, the Company issued in the name of Holdings 12.6 million newly-issued shares of Class B Common Stock, par value $0.0001 per share, of the Company. The shares were issued in a private placement not involving a public offering under the Securities Act of 1933. The Company has not engaged in general solicitation or advertising with regard to the issuance of its shares of common stock and has not offered securities to the public in connection with this issuance.

At the closing of the Business Combination, the Company issued in the name of Holdings 30.9 million newly-issued shares of Series A Preferred Stock. The shares were issued in a private placement not involving a public offering under the Securities Act of 1933. The Company has not engaged in general solicitation or advertising with regard to the issuance of its shares of preferred stock and has not offered securities to the public in connection with this issuance.

On May 29, 2009, the board of directors of the Company approved the issuance to Lazard Capital Markets LLC of 100,000 newly issued shares of the Company’s Class A common stock. The shares will be issued in a private placement not involving a public offering under the Securities Act of 1933. The Company has not engaged in general solicitation or advertising with regard to the issuance of its shares of preferred stock and has not offered securities to the public in connection with this issuance.

On May 28, 2009, the Company delivered to the Escrow Agent for deposit into the Escrow Account 12.2 million of the 30.9 million newly issued shares of Series A Preferred Stock issued to Holdings as part of consideration for the Business Combination, pursuant to the Stock Escrow Agreement described in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders

On May 28, 2009, the Company filed an amended and restated certificate of incorporation, or the Restated Certificate, with the Secretary of State of the State of Delaware. The material terms of the Restated Certificate and the general effect upon the rights of the Company’s stockholders have been previously disclosed in the Proxy Statement in the section entitled “Proposal No. 2. The Certificate of Incorporation Amendment Proposal” beginning on page 65, which is incorporated herein by reference. Pursuant to the Letter Agreement, however, the Company and ED&F Man agreed that the number of shares of Series A Preferred Stock to be authorized in the Restated Certificate would be 33,000,000 as opposed to 30,000,000.

A copy of the Restated Certificate is incorporated by reference as Exhibit 3.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At the Company’s Annual Meeting, Francis P. Jenkins Jr., G. Kenneth Moshenek, Peter J. M. Harding, Philip A. Howell, James B. Jenkins, John E. Toffolon, Jr. and Gregory F. Holt were elected to the Company’s board of directors effective from and after the closing of the Business Combination. Upon the closing of the Business Combination on May 28, 2009, the size of the Company’s board of directors was increased to seven members pursuant to the Restated Certificate. Additional information with respect to Messrs. Francis Jenkins, Jr., Moshenek, Harding, Howell, Jenkins, Toffolon and Holt has been previously disclosed in the Proxy Statement.

Upon the closing of the Business Combination, Mr. Harding was appointed chief executive officer, Thomas Masilla was appointed chief financial officer and Wayne N. Driggers was appointed chief operating officer of the Company, Scott MacKenzie was appointed president of the bulk liquid storage business and Bryan Shoemaker was appointed president of the liquid feed supplements business. Additional information with respect to Messrs. Masilla, Driggers and Shoemaker has been previously disclosed in the Proxy Statement.

On May 29, 2009, the board of directors established an Audit Committee and adopted a charter with respect to the Audit Committee. Additional information about the responsibilities of the Audit Committee is set forth in the Proxy Statement in the section entitled “Corporate Governance—Committees of the Board of Directors” beginning on page 85. The current members of the Audit Committee are Messrs. Toffolon, Chairman, and Moshenek and Holt. The board of directors has determined that each member of the Audit Committee is an independent director and that Messr. Toffolon is a “financial expert” under the requirements of The NASDAQ Stock Market and the SEC.

Information about the Company’s executive officers and directors is set forth in the Proxy Statement in the sections “Proposal No. 3. The Election of Directors Proposal” beginning on page 79 and “Corporate Governance” beginning on page 83, which are herein incorporated by reference.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Changes in Fiscal Year

On May 28, 2009, the Company filed the Restated Certificate referred to in Item 3.03 of this Current Report on Form 8-K. The disclosure set forth under Item 3.03 is incorporated herein by reference.

On May 28, 2009, the amended and restated by-laws of the Company became effective. A copy of the amended and restated by-laws is incorporated by reference as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.06. Change in Shell Company Status

As described above under Item 2.01, on May 28, 2009, the Company completed the Business Combination. The disclosures set forth under Item 2.01 of this Current Report on Form 8-K are incorporated herein by reference. As a result of the Business Combination, the Company is no longer a shell company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. The material terms of the Business Combination are described in the Proxy Statement in the section entitled “The Transaction Agreement” beginning on page 199, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The financial statements and selected financial information relating to the Westway Business are included in the Proxy Statement in the sections entitled “Selected Historical Financial Data and Summary Unaudited Pro Forma Condensed Combined Financial Information—Westway Financial Data,” “Westway’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Westway Group Financial Statements” beginning on pages 25, 144 and F-47, respectively, and are herein incorporated by reference.

(b) Pro Forma Financial Information

The following unaudited pro forma condensed combined balance sheet as of March 31, 2009 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2009 and the year ended December 31, 2008, give effect to the Business Combination and certain transactions of Westway associated therewith. The pro forma information is based on Westway’s and the Company’s historical financial statements after giving effect to the Business Combination and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

For pro forma purposes, the Company’s balance sheet as of March 31, 2009 was combined with the balance sheet of Westway as of January 31, 2009 as if the Business Combination had occurred on March 31, 2009. Our statement of operations for the three months ended March 31, 2009 and year ended December 31, 2008, was combined with the combined statement of income of Westway for the three months ended January 31, 2009 and the year ended October 31, 2008 respectively, as if the Business Combination had occurred at the start of the respective three and twelve month periods and to demonstrate the financial effect of three and twelve months of combined business, respectively, as far as possible.

The acquisition will be accounted for under the purchase method of accounting. The purchase price allocation has not been finalized and is subject to change based upon recording actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired Westway business. The unaudited pro forma condensed combined financial information includes estimated adjustments to record assets acquired and liabilities assumed at their respective fair values and represents Westway’s and the Company’s management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the acquisition is complete and after completion of a final analysis to determine the fair values of the tangible and identifiable intangible assets and liabilities as of the closing date. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this proxy statement. Increases or decreases in the fair value of the net assets and liabilities compared to the information shown in this Current Report on Form 8-K may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of operations.

The unaudited pro forma condensed combined balance sheets and statements of income have been presented based on the actual number of shares voting in favor of the transaction and reflect the fact that 9,189,990 shares of the Company’s common stock issued in connection with its initial public offering (the “IPO shares”) were converted into cash.

The unaudited pro forma condensed combined financial information has been prepared by Westway’s and the Company’s management for illustrative purposes and it is not intended to represent the condensed combined financial position or condensed combined results of income in future periods or what the results actually would have been had the Company and Westway been a combined company during the specified periods. The unaudited pro forma condensed combined financial information and accompanying notes should be read in conjunction with the following information appearing in the Proxy Statement: (1) the Westway historical combined carve-out financial statements and notes thereto for the three months ended January 31, 2009 and year ended October 31, 2008, beginning at page F-47 of the Proxy Statement; (2) the Company’s historical financial statements for the three months ended March 31, 2009 and notes thereto and the Company’s historical condensed financial statements for the year ended December 31, 2008 and the notes thereto, beginning at page F-3 of the Proxy Statement; (3) the section entitled “Westway Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning at page 144 of the Proxy Statement; and (4) “Our Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning at page 140 of the Proxy Statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2009

(U.S. dollars in thousands, except share amounts)

	Westway Historical*	Shermen Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash	$—	$66	$(103,000)	(1)	$2,180
			3,295	(1)
			137,973	(2)
			62,244	(3)
			(11,295)	(4)
			(1,014)	(5)
			(15,919)	(6)
			(55,084)	(7)
			(15,086)	(21)
Accounts receivable, net	44,475		—		44,475
Inventories	23,206		—		23,206
Prepaid expenses and other current assets	2,113	154	—		2,267
Cash held in trust account (restricted cash)	—	137,973	(137,973)	(2)	—
Total Current Assets	69,794	138,193	(135,859)		72,128
Investments	2,779	—	—	(14)	2,779
Property, plant and equipment, net	140,975	—	132,488	(15)	273,463
Goodwill	4,972	—	102,210	(16)	107,182
Deferred tax assets	1,712	860	1,865	(17)	4,437
Other Assets	593	—	—		593
Total Assets	$220,825	$139,053	$100,704		$460,582
Liabilities and stockholders’ equity
Accounts payable and accrued expenses	41,842	278	—		42,120
Income taxes payable	8,031	—	—		8,031
Total Current Liabilities	49,873	278	—		50,151
Loan payable	—	—	62,244	(3)	62,244
Deferred underwriters’ fee	—	3,312	(3,312)	(5)	—
Deferred tax liabilities	23,457	—	42,774	(17)	66,231
Other liabilities	23	—	—		23
Minority interest	1,145	—	(1,145)	(19)	—
Total Liabilities	$74,498	$3,590	$100,561		$178,649
Common stock subject to redemption, 9,189,990 shares at redemption value and deferred interest related to common stock subject to possible redemption, net of taxes	—	54,972	(54,972)	(7)	—
Common stock subject to redemption 2,514,369 shares at redemption value at $6.00 per share	—	—	15,086	(20)	—
			(15,086)	(21)
Series A convertible preferred stock	—	—	344	(8)
			107,367	(8)
			69,924	(10)	177,635
Stockholders’ equity
ED&F Man Net Invested Capital/Shermen Retained Earnings	146,327	1,547	(146,327)	(9)
			(15,919)	(6)	(12,074)
			2,298	(5)
Common Stock, $0.0001 par value; 100,000,000 shares authorized; 28,750,000 shares issued and outstanding, actual; 235,000,000 shares authorized; 25,503,036 issued and outstanding, pro forma	—	3	1	(8)	4
Additional Paid in Capital:	—	78,941	(344)	(8)
			(11,295)	(4)
			(112)	(7)
			63,119	(8)
			(15,086)	(20)	115,223
Total ED&F Man Net Invested Capital/Shermen Stockholders’ Equity before non-controlling interest	146,327	80,491	(123,665)		103,153
Non-controlling interest			1,145	(19)	1,145
Total ED&F Man Net Invested Capital/Sherman Stockholders’ Equity	146,327	80,491	(122,520)		104,298
Total liabilities and ED&F Man Net Invested Capital/Shermen Stockholders’ Equity	$220,825	$139,053	$100,704		$460,582

*                                         Information for Westway as at January 31, 2009.

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Three months ended March 31, 2009

(U.S. dollars in thousands, except share amounts)

	Westway Historical*	Shermen Historical	Pro Forma Adjustments		Pro Forma Combined
Net Revenues
Liquid feed supplements	$86,998	$—	$—		$86,998
Bulk liquid storage	15,254	—	—		15,254
Related parties	3,012	—	—		3,012
Total Revenues	105,264	—	—		105,264
Cost of sales	(87,611)	—	(212)	(18)	(87,823)
Gross Profit	17,653	—	(212)		17,441
Expenses:
Selling, general and administrative expenses	(7,592)	(321)	—		(7,913)
Income from Operations	10,061	(321)	(212)		9,528
Other expense	(4)	—	—		(4)
Interest (expense) income, net	(29)	77	(842)	(3)
			(77)	(11)	(871)
Income before income taxes	10,028	(244)	(1,131)		8,653
Income tax expense	(2,564)	127
			(127)	(11)
			215	(12)
			(2,045)	(17)	(4,394)
Minority interest	(26)	—	26	(19)	—
Net Income	7,438	(117)	(3,062)		4,259
Less net income attributable to non-controlling interest	—	—	(26)	(19)	(26)
Net Income attributable to Shermen Stockholders					4,233
Dividend payable on Series A Convertible Preferred Shares	—	—	(643)	(13)	(643)
Net Income attributable to equity interest holders	$7,438	$(117)	$(3,731)		$3,590
Shermen Historical Earnings Per Share
Income per common share, basic		$(0.01)
Income per common share, diluted		$(0.01)
Weighted average number of common shares outstanding, basic		19,550
Weighted average number of common shares outstanding, diluted		19,550
Pro Forma Combined Earnings Per Share
Basic and diluted earnings per share attributable to Series A Redeemable Convertible Preferred Stock					$0.12
Basic and diluted earnings per share attributable to Common share equivalent					$0.08
Series A Redeemable Convertible Preferred Stock weighted average shares outstanding, basic and diluted					18,705
Common share equivalent weighted average shares outstanding, basic and diluted					44,208

*                                         Information for Westway relates to the three months ended January 31, 2009.

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Year ended December 31, 2008

(U.S. dollars in thousands, except share amounts)

Based on Actual Approval

	Westway Historical*	Shermen Historical	Pro Forma Adjustments		Pro Forma Combined
Net Revenues
Liquid feed supplements	$290,569	$—	$—		$290,569
Bulk liquid storage	65,643	—	—		65,643
Related parties	14,111	—	—		14,111
Total Revenues	370,323	—	—		370,323
Cost of sales	(302,329)	—	(135)	(18)	(302,464)
Gross Profit	67,994	—	(135)		67,859
Expenses:
Selling, general and administrative expenses	(35,818)	(869)	—		(36,687)
Income from Operations	32,176	(869)	(135)		31,172
Other expense	6,875	—	—		6,875
Interest (expense) income, net	(174)	2,396	(3,263)	(3)
			(2,396)	(11)	(3,437)
Income before income taxes	38,877	1,527	(5,794)		34,610
Income tax expense	(12,041)	(786)
			786	(11)
			1,010	(12)
			(2,045)	(17)	(13,076)
Minority interest	131	—	(131)	(19)	—
Net Income	26,967	741	(6,174)		21,534
Add net loss attributable to non-controlling interest	—	—	131	(19)	131
Net Income attributable to Shermen Stockholders					21,666
Dividend payable on Series A Convertible Preferred Shares	—	—	(2,574)	(13)	(2,574)
Net Income attributable to equity interest holders	$26,967	$741	$(8,617)		$19,091
Shermen Historical Earnings Per Share
Income per common share, basic		$0.04
Income per common share, diluted		$0.03
Weighted average number of common shares outstanding, basic		19,550
Weighted average number of common shares outstanding, diluted		23,492
Pro Forma Combined Earnings Per Share
Basic and diluted earnings per share attributable to Series A Redeemable Convertible Preferred Stock					$0.57
Basic and diluted earnings per share attributable to Common share equivalent					$0.43
Series A Redeemable Convertible Preferred Stock weighted average shares outstanding, basic and diluted					18,705
Common share equivalent weighted average shares outstanding, basic and diluted					44,208

*                                         Information for Westway relates to the year ended October 31, 2008.

See notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION

(U.S. dollars in thousands, except share amounts)

Note A. Basis of Presentation

On November 25, 2008, the Company announced that it had entered into a transaction agreement, as amended and restated as of May 1, 2009, with ED&F Man and the other parties thereto to acquire ED&F Man’s bulk liquid storage and liquid feed supplements businesses.

SFAS, No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The calculation of the allocable purchase price and the allocation of the purchase price to the fair values of the acquired assets and liabilities is outlined below:

Calculation of allocable purchase price:

Cash (i)	103,000
Company common stock (ii)	63,120
Company preferred stock (iii)	107,367
Contingent consideration (iv)	69,924
Working capital adjustment	(3,295)
Total allocable purchase price	$340,116
Preliminary purchase price allocation:
Current assets	69,794
Goodwill	107,182
Property, plant and equipment	273,463
Other non current assets	6,949
Current liabilities	(49,873)
Long term liabilities	(67,399)
Total preliminary purchase price allocation	$340,116

The purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed. The purchase price allocation will remain preliminary until the Company completes a third-party valuation and determines these fair values, finalizes the terms of financing for the transaction, determines actual transaction costs and finalizes working capital adjustments. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the preliminary amounts presented in the unaudited pro forma condensed combined financial information.

Notes to purchase price allocation

(i)                                     $103 million in cash payable as consideration in connection with the Business Combination includes a short term promissory note in the aggregate principal amount of $2.695 million that was used in lieu of cash as consideration in respect of ED&F Man Korea Limited.

(ii)                                  12.6 million shares of the Company’s common stock at a price per share of $5.00, which was based on the closing price of a share of the Company’s common stock on the OTC market on April 7, 2009 of $6.00 less a $1.00 special dividend per share to be paid to public shareholders shortly after the closing of the Business Combination.

(iii)                               18.7 million shares of the Company’s preferred stock at a fair value per share of $5.74.

(iv)                              Contingent consideration comprises 12.2 million shares of preferred stock that were issued in the name of Holdings and deposited into escrow at the closing of the Business Combination and that will be released from escrow to Holdings only if the Company achieves certain earnings or share price targets. These shares have the same characteristics as in (ii) above and have a fair value of $5.74 per share. The fair value has been calculated using a market approach for the fair value of the preferred stock and an income approach to determine the fair value of the future dividends.

(v)                                 Management has performed an initial review of potential separately recognizable intangible assets under SFAS 141R. While certain potential intangible assets were identified (e.g., customer contracts, patents and trademarks), based on the analysis performed by management there is no fair value associated with intangible assets.

Note B. Pro Forma Adjustments

Pro forma adjustments are necessary to record the purchase price of the Business Combination (consisting of cash paid to ED&F Man and shares issued in the name of Holdings) and to reflect transactions that are a direct result of the Business Combination.

The following pro forma adjustments are included in the unaudited condensed combined financial statements:

(1)           Reflects $103,000 cash to be paid to ED&F Man in accordance with the Transaction Agreement and $3,295 estimated adjustment to the purchase price in respect of stock sale and merger adjustments and other items required by the Transaction Agreement.

(2)           Reflects reclassification of cash held by us prior to the Business Combination from the cash held in the trust account (restricted cash) to cash and cash equivalents since the restrictions over the use of the cash lapsed upon consummation of the Business Combination. The funds released from the trust account are to be disbursed to us after payment to holders of the IPO shares who elected to convert their shares into the right to receive a portion of the trust account, payment of a special dividend and payment of liabilities on closing including deferred underwriting fees and transaction costs.

(3)           Reflects amounts drawn under the credit facility entered into upon consummation of the Business Combination. The pro forma statements of income are based on actual approval based on an initial estimate of LIBOR of 1.62% plus a margin of 3.50%, which management considers reflects a fair estimate of current market rates of interest. An increase in the interest rate of 0.125% would have had the following impacts:

	Three months ended March 31, 2009	Year ended December 31, 2008
	Actual approval	Minimum Approval
Interest expense	$22	$81
Tax	$(6)	$(26)

(4)           Reflects payment of a $1.00 per-share special dividend to holders of the IPO shares upon consummation of the Business Combination. For actual conversion, 11,295,641 shares, the dividend payment will be $11,295. Each of ED&F Man and the Company’s sponsor has waived its right to receive the special dividend, and ED&F Man has agreed to cause any of its affiliates that acquired shares of the Company’s common stock on the closing date as part of the consideration for the Business Combination to waive their right to receive the special dividend with respect to such shares.

(5)           Reflects the cash settlement of underwriters’ fees arising on the Company’s initial public offering in May 2007 and deferred until consummation of a Business Combination. The fee is adjusted in relation to the number of IPO shares with respect to which the holders thereof exercised conversion rights. The amount payable is $1,014, of which $3,312 had previously been accrued on the Company’s balance sheet. The $2,298 of excess accrual has been taken to retained earnings.

(6)           Reflects Westway’s and the Company’s estimated transaction costs of $15,919, which consists primarily of legal, accounting and valuation fees. Other transaction fees will be borne by ED&F Man. Under SFAS 41R transaction costs are expensed as incurred in the statements of operations. Because the expense associated with the transaction costs is directly attributable to the merger and will not have a continuing impact, it is not reflected in the pro forma condensed combined income statement. However, this item will be recorded as an expense immediately following the closing of the Business Combination.

(7)           Reflects the redemption of 9,189,990 shares of the Company’s common stock upon consummation of the Business Combination with respect to which the holders thereof exercised conversion rights.

(8)           Reflects the issuance of 12.6 million shares of the Company’s common stock and 18.7 million shares of Series A convertible preferred stock. Our common stock has a $0.0001 par value and is valued at $5.00 per share based on the $6.00 amount per IPO share in the trust account (as of March 31, 2009), less a $1.00 special dividend per share to be paid to public shareholders only shortly after closing and Series A convertible preferred stock is valued at its fair value of $5.74 per share.

(9)           Reflects the elimination of Westway’s equivalent of equity, being its balance of ED&F Man net invested capital.

(10)         Reflects the fair value of contingent consideration as described in Note A. Basis of Presentation—Notes to purchase price allocation.

(11)         Our historical interest income and related tax expense have been eliminated since the Company’s cash would have been paid out to ED&F Man upon consummation of the Business Combination and therefore would not have been available to invest and earn interest income.

(12)         Adjustments to reflect the tax effect of the credit facility being entered into in connection with the Business Combination and funding of Westway net invested capital at Westway’s effective income tax rate of 25.57% for the three months ended January 31, 2009 and 30.97% for the year ended October 31, 2008.

(13)         Reflects the accrual of the preferred dividend, assuming a $0.0344 per share quarterly dividend, on Series A Preferred Stock outstanding (excluding any shares of Series A Preferred Stock held in escrow).

(14)         The estimated increase from book basis to estimated fair value of investments has not yet been determined by management.

(15)         Reflects the increase from book basis to estimated fair value of property, plant and equipment.

(16)         Reflects the recognition of goodwill on the acquisition of Westway. See Note A. Basis of Presentation—Notes to purchase price allocation.’

(17)         Reflects adjustments for deferred tax in accordance with SPAS 141R and 109 related to the fair value purchase accounting adjustments recorded. The adjustments were created primarily as a result of the fair value adjustments recorded for property, plant and equipment based on the expected tax rate in effect when the temporary differences are expected to reverse, and the reversal of the related deferred tax liability on the removal of the goodwill balance from historic acquisitions by Westway Terminal Company, Inc.

(18)         Reflects additional depreciation expense as a result of increasing the book basis of property, plant and equipment to its estimated fair value. The remaining estimated useful economic life of the acquired property plant and equipment is 14 years.

(19)         As a result of the Business Combination and in accordance with the transition provisions of SFAS 160, Non-controlling Interests in Consolidated Financial Statements, as it relates to us, minority interests are now shown as non-controlling interests as a component of stockholders’ equity and the allocation of income or loss attributable to non-controlling interests is shown below net income in the condensed combined income statement.

(20)         Reflects the reclassification of 2,514,369 shares of common stock from permanent equity to temporary equity in respect of the Company entering an agreement on May 26, 2009 to repurchase such shares from certain investors at a price of $6.00 per share before May 30, 2009.

(21)         Reflects the Company’s repurchase of the 2,514,369 shares of its common stock in note (20) above at the previously agreed price of $6.00 per share. The transaction occurred on May 28, 2009.

Note C. Pro Forma Earnings per share

We calculated earnings per share in accordance with Emerging Issues Task Force Issue No. 03-06, “Participating Securities and the Two Class Method Under SFAS No. 128, Earnings Per Share.” The Series A Preferred Stock is a participating security because it may participate in dividends with common stock. Accordingly, net income is allocated to each security based on the ratio of the number of shares if converted to the total number of shares.

The pro forma combined basic and diluted net income per share is based on the following (in thousands):

Number
Three months ended March 31, 2009
Shares of our common stock outstanding prior to the acquisition	28,750
Redemption of common stock following exercise of conversion rights	(9,190)
Repurchased Common Stock from Investors in connection with the acquisition	(2,514)
Shares of our common stock remaining in escrow in connection with the acquisition	(1,000)
Cancelled Class A Common Stock issued in the name of the Founder and held in escrow	(3,267)
Newly Issued shares of our common stock on closing	12,724
25,503
Series A convertible preferred stock	18,705
Pro forma adjustment to basic EPS denominator	44,208

The number of pro forma additional shares that could potentially dilute pro forma earnings per share in the future that were not included in the computation of pro forma diluted earnings per share, because to do so would have been antidilutive are summarized as follows:

Three months ended March 31, 2009
Public Offering Warrants	46,000
Founders’ Warrants	5,214
51,214

(c) Shell Company Transaction

See Items 9.01(a) and (b) of this Current Report on Form 8-K, which are incorporated herein by reference.

(d) Exhibits

Exhibit Number		Exhibit Title
2.1

Amended and Restated Transaction Agreement, dated May 1, 2009, among Westway Group, Inc. (formerly known as Shermen WSC Acquisition Corp.), Terminal Merger Sub LLC, Feed Merger Sub LLC, ED&F Man Holdings Limited, Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

3.1

Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 28, 2009 (incorporated by reference to Exhibit B to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

3.2		Amended and Restated By-laws (incorporated by reference to Exhibit M to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)
10.1

Stock Escrow Agreement, dated May 28, 2009, among Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Corporation, Shermen WSC Holding LLC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit F to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.2

Stockholder’s Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and Westway Holdings Corporation (incorporated by reference to Exhibit H to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.3

Registration Rights Agreement, dated May 28, 2009, among Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Corporation and certain employees of ED&F Man Holdings Limited or one or more of its affiliates (incorporated by reference to Exhibit D to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.4	†

Molasses Supply Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit A to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.5	†

Storage Strategic Alliance Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit I to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.6

Shared Services Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit E to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.7		Letter Agreement, dated May 26, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Shermen WSC Holding LLC, Terminal Merger Sub LLC, Feed Merger Sub

LLC, ED&F Man Holdings Limited, Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc.
10.8	Facility Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Netherlands BV and ED&F Man Treasury Management plc
10.9	Letter Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), and ED&F Man Treasury Management plc.

†                  Portions of such exhibit have been omitted pursuant to a separate confidential treatment request and such information has been filed separately with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2009		WESTWAY GROUP, INC.

	By:	/s/ Thomas Masilla
		Name:	Thomas Masilla
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number		Exhibit Title
2.1

Amended and Restated Transaction Agreement, dated May 1, 2009, among Westway Group, Inc. (formerly known as Shermen WSC Acquisition Corp.), Terminal Merger Sub LLC, Feed Merger Sub LLC, ED&F Man Holdings Limited, Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

3.1

Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 28, 2009 (incorporated by reference to Exhibit B to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

3.2		Amended and Restated By-laws (incorporated by reference to Exhibit M to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)
10.1

Stock Escrow Agreement, dated May 28, 2009, among Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Corporation, Shermen WSC Holding LLC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit F to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.2

Stockholder’s Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and Westway Holdings Corporation (incorporated by reference to Exhibit H to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.3

Registration Rights Agreement, dated May 28, 2009, among Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Corporation and certain employees of ED&F Man Holdings Limited or one or more of its affiliates (incorporated by reference to Exhibit D to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.4	†

Molasses Supply Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit A to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.5	†

Storage Strategic Alliance Agreement and Terminal Service Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit I to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.6

Shared Services Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit E to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 8, 2009)

10.7

Letter Agreement, dated May 26, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Shermen WSC Holding LLC, Terminal Merger Sub LLC, Feed Merger Sub LLC, ED&F Man Holdings Limited, Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc.

10.8		Facility Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Netherlands BV and ED&F Man Treasury Management plc
10.9		Letter Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), and ED&F Man Treasury Management plc.

†                  Portions of such exhibit have been omitted pursuant to a separate confidential treatment request and such information has been filed separately with the SEC.